AGREEMENT AND PLAN OF MERGER


                            Dated as of April 1, 1998


                                  By and Among


               BANDO MCGLOCKLIN SMALL BUSINESS LENDING CORPORATION

                                       and

               BANDO MCGLOCKLIN REAL ESTATE INVESTMENT CORPORATION


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                                TABLE OF CONTENTS

                                                                            Page

1.       MERGER..............................................................  1
         1.1.     Merger.....................................................  1
         1.2.     Effective Time.............................................  1
         1.3.     Rights of Surviving Corporation............................  1
         1.4.     Articles of Incorporation and Bylaws of the
                  Surviving Corporation.................... .................  2

2.       EFFECT OF THE MERGER ON BMREIC COMMON STOCK.........................  2
         2.1.     Effect on Common Stock.....................................  2

3.       REPRESENTATIONS AND WARRANTIES OF BMREIC............................  2
         3.1.     Corporate..................................................  2
         3.2.     Authority..................................................  3
         3.3.     Consents and Approvals; No Violation.......................  3
         3.4.     Financial Statements.......................................  4
         3.5.     Tax Matters................................................  4
         3.6.     Accounts Receivable........................................  5
         3.7.     Interim Changes............................................  6
         3.8.     Absence of Undisclosed Liabilities.........................  7
         3.9.     No Litigation..............................................  7
         3.10.    Compliance With Laws and Orders............................  7
         3.11.    Title to and Condition of Properties.......................  9
         3.12.    Insurance.................................................. 11
         3.13.    Contracts and Commitments.................................. 11
         3.14.    Employment Compensation.................................... 13
         3.15.    Fees, Commissions and Expenses............................. 13
         3.16.    Disclosure................................................. 13
         3.17.    Bank Accounts.............................................. 13

4.       REPRESENTATIONS AND WARRANTIES OF BMSBLC............................ 13
         4.1.     Organization and Qualification............................. 13
         4.2.     Consents and Approvals..................................... 14
         4.3.     Litigation................................................. 14

5.       COVENANTS........................................................... 14
         5.1.     Access to Information...................................... 14
         5.2.     Conduct of Business Pending the Closing.................... 15
         5.3.     Efforts to Consummate Transaction.......................... 16
         5.4.     Title Insurance............................................ 16
         5.5.     Surveys.................................................... 17
         5.6.     Merger Expenses............................................ 17
5.7.     Dividends Paid by BMREIC............................................ 17



                                       (i)

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6.       CONDITIONS PRECEDENT TO BMSBLC'S OBLIGATIONS ....................... 17
         6.1.     Representations and Warranties True as of the
                  Closing Date........................... ................... 17
         6.2.     Compliance With Agreement.................................. 17
         6.3.     Absence of Litigation...................................... 17
         6.4.     Consents and Approvals..................................... 18
         6.5.     Due Diligence.............................................. 18
         6.6.     Shareholder Approval....................................... 18
         6.7.     Appraisals................................................. 18
         6.8.     Financing.................................................. 18
         6.9.     Dissenters' Rights......................................... 18

7.       CONDITIONS PRECEDENT TO BMREIC'S OBLIGATIONS........................ 18
         7.1.     Representations and Warranties True on the Closing Date.... 18
         7.2.     Compliance With Agreement.................................. 18
         7.3.     Tax Opinion................................................ 18

8.       TERMINATION......................................................... 19
         8.1.     Termination................................................ 19
         8.2.     Effect of Termination...................................... 19

9.       CLOSING............................................................. 20
         9.1.     Documents to be Delivered by BMREIC........................ 20
         9.2.     Documents to be Delivered by BMSBLC........................ 21

10.      MISCELLANEOUS....................................................... 21
         10.1.    Fees and Expenses.......................................... 21
         10.2.    Disclosure Schedule........................................ 21
         10.3.    Further Assurance.......................................... 21
         10.4.    Disclosures and Announcements.............................. 22
         10.5.    Nonsurvival of Representations, Warranties and Covenants... 22
         10.6.    Notices.................................................... 22
         10.7.    Assignment................................................. 23
         10.8.    Waivers and Amendments..................................... 23
         10.9.    Law Governing Agreement.................................... 23
         10.10. Entire Agreement............................................. 23
         10.11. Counterparts................................................. 23


                                      (ii)

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of April 1, 1998 (the "Agreement"), between BANDO MCGLOCKLIN SMALL BUSINESS LENDING CORPORATION, a Wisconsin corporation ("BMSBLC") and BANDO McGLOCKLIN REAL ESTATE INVESTMENT CORPORATION, a Wisconsin corporation ("BMREIC").

                                    RECITALS

         A. The Board of Directors of BMSBLC and the Board of Directors of BMREIC each have determined that a business combination between BMSBLC and BMREIC is in the best interests of their respective companies and shareholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

         B.  BMSBLC  and  BMREIC   desire  to  make   certain   representations,
warranties, covenants and agreements in connection with the merger.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

1.       MERGER

         1.1. Merger. Subject to the terms and conditions of this Agreement, at the Effective Times (as defined in Section 1.2), BMREIC shall be merged with and into BMSBLC in accordance with this Agreement and the separate corporate existence of BMREIC shall thereupon cease (the "Merger"). The closing of the Merger (the "Closing") shall take place on the closing date ("Closing Date") as defined in Section 9. BMSBLC shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in Section 180.1106 of the Wisconsin Business Corporation Law ("WBCL").

         1.2. Effective Time. If all the conditions to the Merger set forth in Articles 6 and 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 8 the parties hereto shall cause Articles of Merger meeting the requirements of the WBCL to be properly executed, verified and delivered for filing in accordance with the WBCL on the Closing Date. The Merger shall become effective upon the later of the acceptance for record of the Articles of Merger by the Department of Financial Institutions of the State of Wisconsin in accordance with the WBCL or the time which the parties hereto shall have agreed upon and designated in such filings in accordance with applicable law as the effective time of the Merger (the "Effective Time").

         1.3.  Rights  of  Surviving  Corporation.   BMSBLC,  as  the  surviving
corporation, shall possess all of the rights and privileges that it and BMREIC had prior to the merger.

         1.4. Articles of Incorporation and Bylaws of the Surviving Corporation. The Articles of Incorporation of BMSBLC in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law. The Bylaws of BMSBLC in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law.

2.       EFFECT OF THE MERGER ON BMREIC COMMON STOCK

         2.1. Effect on Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock $.01 par value per share ("Shares"), of BMREIC issued and outstanding immediately prior to the Effective Time, subject to the provisions of Sections 180.1301 through 180.1331 of the WBCL with respect to the rights of dissenting shareholders of BMREIC, shall be converted into the right to receive $10.65 per share (the "Merger Consideration") in accordance with the terms and conditions hereof and as set forth in the Plan of Merger in substantially the form attached as Exhibit A hereto (the "Plan of Merger"). All Shares issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the Plan of Merger.

3.       REPRESENTATIONS AND WARRANTIES OF BMREIC

         BMREIC make the following representations and warranties to BMSBLC:

         3.1.     Corporate.

                  3.1.(a) Organization. BMREIC is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. BMREIC owns no subsidiaries.

                  3.1.(b) Corporate Power. BMREIC has all required legal power and authority to own, operate and lease its properties and to carry on its business as is now being conducted.

                  3.1.(c)  Qualification.  BMREIC is duly licensed and qualified to do business as a foreign corporation and is in good standing in each jurisdiction wherein the character of the properties owned or leased by it, or the nature of its business, makes such licensing or qualification necessary. The states in which BMREIC and each of its subsidiaries is licensed or qualified to do business are listed on
         Schedule 3.1.(c).


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

                  3.1.(d) Corporate Documents, etc. The copies of the Articles of Incorporation and By-laws of BMREIC, including any amendments delivered by BMREIC to BMSBLC and all other records of BMREIC furnished to BMSBLC are true, correct and complete copies of such instruments as presently in effect. The directors and officers of BMREIC are listed on
         Schedule 3.1.(d).

                  3.1.(e) Capitalization of BMREIC. BMREIC is authorized to issue 1,000,000 Shares. As of the date hereof, 10,500 Shares are held in treasury and 483,023 Shares are issued and outstanding, duly authorized and issued, fully paid and non-assessable, and owned by shareholders (beneficially and of record) as set forth on Schedule 3.1(e). Other than the Shares, BMREIC has no outstanding capital stock and, except as set forth on Schedule 3.1(e), there are no outstanding options, warrants or similar rights to acquire, or any securities convertible into or exchangeable for, any capital stock of BMREIC. Except as set forth on Schedule 3.1(e), there are no outstanding stock appreciation rights, "phantom stock" or similar arrangements with respect to BMREIC.

         3.2.     Authority.

                  3.2.(a)  Power.   BMREIC  has  full  power,  legal  right  and
         authority to enter into, execute and deliver this Agreement and the other documents contemplated hereby.

                  3.2.(b) Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the board of directors of BMREIC and except for approval of the shareholders of BMREIC, no other corporate proceedings on the part of BMREIC are necessary to authorize this Agreement or to consummate the transactions so contemplated.

                  3.2.(c) Validity. This Agreement and documents in connection therewith have been duly and validly executed and delivered by BMREIC and when executed and delivered will be the legal, valid and binding obligation of BMREIC, enforceable in accordance with their terms.

         3.3.  Consents  and  Approvals;  No  Violation.  Except as described in
Schedule 3.3 delivered herewith, neither the execution and delivery of this Agreement by BMREIC nor the consummation of the transactions contemplated hereby nor compliance by BMREIC with any of the provisions hereof will (a) conflict with or result in any breach of any provision of the Articles of Incorporation, as amended, Bylaws, as amended, or other organization documents of BMREIC, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority (as defined below), except (i) the filing of Articles of Merger pursuant to the WBCL, or (ii) such filings and approvals as may be required under the "blue sky," takeover or securities laws of various states, (c) result in a default (with or without due notice or lapse of time or both) (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage,

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

indenture, contract, license, agreement or other instrument or obligation to which BMREIC is a party or by which BMREIC, or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, (d) result in the creation or imposition of any lien, charge of other encumbrance on the assets of BMREIC, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to BMREIC or any of its assets. "Governmental Authority" shall mean the United States, any foreign country, state, county, city or other political subdivision, agency or instrumentality exercising executive, legislative, judicial, regulatory or administration jurisdiction over any of the parties hereto.

         3.4. Financial Statements. Attached hereto as Schedule 3.4 are the audited balance sheets and statements of income and cash flows of BMREIC as of and for the fiscal years ended December 31, 1994, 1995, 1996 and unaudited statements for the fiscal year ended December 31, 1997 (the "Historical Financials"). The Historical Financials have been prepared in accordance with the generally accepted accounting principles ("GAAP") consistently applied and fairly present in all material respects the financial position of BMREIC as of the date specified and the results of operations of BMREIC for the periods covered thereby, and BMREIC has no material liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) that are not either (i) reflected or reserved against on the audited balance sheet of BMREIC as of December 31, 1997 (the "Latest Balance Sheet"), or incurred in the ordinary course of the Business subsequent to the date of the Latest Balance Sheet, or
(ii) set forth on the disclosure schedules hereto.

         3.5.     Tax Matters.

                  3.5.(a)  Except as set forth on Schedule  3.5.(a),  BMREIC has
         (i) timely filed all returns and reports of or for taxes and (ii) paid all taxes which are shown to have come due pursuant to such returns or reports. All such returns or reports have been prepared in all material respects in accordance with all applicable laws and requirements and accurately reflect taxable income of BMREIC. There is no outstanding claim or issue concerning any liability for taxes of BMREIC asserted, raised or threatened by any taxing authority. The provision made for taxes on the Latest Balance Sheet is sufficient for the payment of all federal, state, foreign, county, local and other income, ad valorem, excise, profits, franchise, occupation, property, payroll, sales, use, gross receipts and other taxes (and any interest and penalties) and assessments, whether or not disputed, at the date of the Latest Balance Sheet and for all years and periods prior thereto. Since the date of the Latest Balance Sheet, BMREIC has not incurred any taxes other than taxes incurred in the ordinary course of business consistent in type and amount with past practices of BMREIC.

                  3.5.(b) Except as set forth on Schedule 3.5(b), (i) proper and accurate amounts have been withheld by BMREIC from its employees and others for all prior periods in compliance in all material respects with the tax withholding provisions of applicable federal, state and local laws and regulations, and proper due diligence steps have been taken in connection with back-up withholding, (ii) tax returns which are accurate and complete in all material respects have been filed by BMREIC for all periods for which tax returns were due with respect to income tax withholding, Social Security and unemployment taxes, and (iii) the amounts shown on such tax returns to be due and payable have been paid in full or adequate provision therefor has been included by BMREIC on the Latest Balance Sheet.

                  3.5.(c) Except as set forth on Schedule 3.5(c), no tax return of BMREIC has been audited or examined by the Internal Revenue Service or any other taxing authority. There are no outstanding agreements, waivers or arrangements extending the time within which BMREIC may file any tax return or the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, any taxes due from or with respect to BMREIC for any taxable period. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to BMREIC for any tax period.

                  3.5.(d) Except as set forth on Schedule 3.5(d), no audit or other proceeding by any court or other governmental or regulatory authority is pending or threatened with respect to any taxes due from or with respect to BMREIC or any tax return filed by or with respect to BMREIC, and there is no pending dispute or claim concerning any tax liability of BMREIC nor is there any reasonable basis therefor.

                  3.5.(e) BMREIC has not made and is not obligated to make any payment, nor is BMREIC or any of its subsidiaries bound by any contract or other agreement, plan or arrangement covering any person that, individually or collectively, could give rise to any payment that would not be deductible under Section 280G or 162(m) of the Code.

                  3.5.(f) For all years in which it has been in existence, BMREIC has continuously been organized and operated in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code").
         BMREIC has no intention of changing its operations or engaging in activities which adversely affect its ability to qualify, or make economically undesirable its continued qualification as, a real estate investment trust.

         3.6. Accounts Receivable. Except as set forth on Schedule 3.6, all accounts receivable of BMREIC reflected on the Latest Balance Sheet have been incurred in the normal course of business, represent arm's-length sales actually made in the ordinary course of business and are collectible in the ordinary course of business without commencement of legal proceedings, are subject to no counterclaims or setoffs, and are not in dispute.

         3.7. Interim Changes. Except as expressly contemplated by this Agreement or as reflected on Schedule 3.7, since the date of the Latest Balance Sheet BMREIC has conducted its business only in the ordinary and usual course and there have not been:

                  3.7.(a) any changes in the financial condition, assets, liabilities, prospects, personnel or operations or prospects of BMREIC or in BMREIC's relationships with lessors, employees or others with whom it has business dealings, other than changes which individually or in the aggregate could not reasonably be expected to have a material adverse effect;

                  3.7.(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting BMREIC;

                  3.7.(c) any transfer, lease, license or other disposition of assets of BMREIC other than in the ordinary course of business;

                  3.7.(d) any occurrence of indebtedness for borrowed money or any encumbrances placed on any of the assets of BMREIC other than in the ordinary course of business;

                  3.7.(e) any change in accounting methods, principles or practices by BMREIC materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles;

                  3.7.(f) any declaration, setting aside or payment of dividends or distributions in respect of the Shares (other than those dividends publicly announced, declared and paid by BMREIC), or any redemption, purchase or other acquisition of any of BMREIC's securities;

                  3.7.(g) any entry by BMREIC into any commitment or transaction material to the condition (financial or other), business or operations of BMREIC, taken as a whole, which is not in the ordinary course of business and consistent with past practice;

                  3.7.(h) any revaluation by BMREIC of any of its assets, including, without limitation, writing down the value of assets or writing off notes or accounts receivables other than in the ordinary course of business and consistent with past practice;

                  3.7.(i) any waiver by BMREIC of any rights that, singularly or in the aggregate, are material to the business, assets, financial condition of results of operation of BMREIC, taken as a whole.

                  3.7.(j) any material agreement, arrangement or transaction between BMREIC and a shareholder or any affiliate of a shareholder;

                  3.7.(k) any other transactions not in the ordinary course of business that, individually or in the aggregate, could have a material adverse effect; or

                  3.7.(l) any commitment with respect to any of the foregoing.

         3.8. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Latest Balance Sheet, BMREIC does not have any liabilities, commitments or obligations (secured or unsecured, whether accrued, absolute, contingent, direct, indirect or otherwise), other than commercial liabilities and obligations incurred since the date of the Latest Balance Sheet in the ordinary course of business and consistent with past practice and none of which has or will have a material adverse effect on the business, financial condition or results of operation of BMREIC.

         3.9. No Litigation. Except as set forth on Schedule 3.9, there are no pending or threatened (nor within the last ten years has there been any) claims, actions, suits, arbitrations, proceedings, investigations or inquiries, whether civil, criminal or administrative ("Litigation") pending or threatened against BMREIC, its directors, its business or any of its assets, nor does BMREIC know, or have grounds to know, of any basis for any Litigation. Neither BMREIC nor its business or assets is subject to any injunction, decree of any court of competent jurisdiction or order of any government entity.

         3.10.    Compliance With Laws and Orders.

                  3.10.(a) Compliance. BMREIC is in compliance with all applicable laws and orders. BMREIC has not received notice of any violation or alleged violation of any laws or orders. All reports and returns required to be filed by BMREIC with any Governmental Authority have been filed and were accurate and complete when filed.

                  3.10.(b) Licenses and Permits. Except as set forth on Schedule 3.10(b), BMREIC has all licenses, permits, approvals, authorizations and consents of all government entities and all certification organizations required for the conduct of its business. BMREIC is and has been in compliance with all such permits and licenses, approvals, authorizations and consents.

                  3.10.(c)          Environmental Matters.

                           (i) Except as  disclosed  in  Schedule  3.10(c),  the
                  location, construction, occupancy, operation, condition and use of the real property now or previously owned, leased by or in the possession of BMREIC (the "Real Property"), the facilities or improvements located thereon and the operations and practices of BMREIC are or at the time of ownership, lease or possession were in substantial compliance at all time with all environmental laws contained in any regulations, code, plan, order, decree, judgement, injunction notice or demand letter issued, entered or promulgated (the "Environmental Laws") and any restrictive covenant or deed restriction (recorded or otherwise) affecting the Real Property, including, without limitation, all applicable zoning ordinances and building codes in effect at the time of improvement of such Real Property, flood disaster and occupational health and safety laws.

                           (ii) BMREIC is not subject to any liability or obligation, including investigatory or remedial obligations under any Environmental Laws or the common law with respect to Hazardous Materials (as defined below), relating to (a) the environmental conditions on, under or about the Real Property, including, without limitation, the air, soil, surface water and groundwater conditions at the Real Property, or (b) the use, management, handling, transport, treatment, generation, storage, disposal, release or discharge of any Hazardous Materials. "Hazardous Material" shall mean any substance or material (i) which is or becomes defined as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance or water under any Environmental Laws; (ii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Authority; (iii) the presence of which requires investigation or remediation under any Environmental Law or common law; or (iv) the presence of which is deemed to constitute a nuisance, trespass or pose a health or safety hazard to persons or neighboring properties.

                           (iii) With the exception of those Hazardous Materials
                  and activities described in Schedule 3.10(c), no portion of the Real Property is being used, nor has been used by BMREIC at any previous time, for the generation, storage, treatment, processing, disposal or other handling of any Hazardous Materials.

                           (iv) BMREIC has not received any notice and is not aware of any existing condition (including the condition of the Real Property, whether or not caused by BMREIC) or the practice of the business conducted by BMREIC which forms or could form the basis of any claim, action, suit, proceeding, administrative consent or agreement, litigation or settlement, hearing or investigation, arising out of the manufacture, processing, distribution, use, treatment, storage, spill, disposal, transport or handling of, or the emission, discharge, release or threatened release into the environment of, any Hazardous Materials which, if decided against BMREIC would have a material adverse effect on BMREIC.

                           (v) BMREIC has listed and described on Schedule 3.10(c) or made available to BMSBLC, as appropriate (a) all treatment, storage and disposal facilities, as defined in the Resource Conservation and Recovery Act of 1976, 42 U.S.C.
                  Section 6901, et seq., as amended, or under similar Environmental Laws, and all underground storage tanks, whether empty, filled, or partially filled with any substance, that are located on the Real Property; (b) the current and past Hazardous Material disposal practices of BMREIC; and (c) any environmental assessment or environmental audit reports delivered to BMREIC.

                           (vi) BMREIC is not required to obtain or apply for any permit, license, registration, notification or similar authorization under any Environmental Laws for the conduct of BMREIC's business or relating to the Real Property, the facilities, improvements or equipment located thereon.

                           (vii) No portion of the Real Property has been designated as a covered facility under the Comprehensive Environmental Response, Cleanup and Liability Act of 1980 ("CERCLA") or included on any similar "superfund" list or registry or has been made subject to any environmental lien pursuant to any Environmental Laws or by any Governmental Authority.

                  3.10.(d) ERISA Matters. BMREIC has no "Employee Benefit Plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that cover any of its employees. BMREIC has never contributed to a "multiemployer plan" as defined in
         Section 3 (37) of ERISA.

         3.11.    Title to and Condition of Properties.

                  3.11.(a) Marketable Title. Except as set forth on Schedule 3.11(a), BMREIC has good and marketable title to all of its assets, free and clear of all liens. Except as set forth on Schedule 3.11(a), none of BMREIC's assets are subject to any restrictions with respect to the transferability thereof and BMREIC's title thereto will not be affected in any way by the transactions contemplated hereby.

                  3.11.(b) Condition. All property and assets owned or utilized by BMREIC are in good operating condition and repair, free from any defects, have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of BMREIC.

                  3.11.(c)          Real Property.

                           (i) Schedule  3.11.(c)  sets forth all Real  Property
                  owned by BMREIC, including a description of all land, and all encumbrances, easements or rights of way of record (or, if not of record, of which BMREIC has notice or knowledge) granted on or appurtenant to or otherwise affecting such Real Property, the zoning classification thereof, and all plants, buildings or other structures located thereon. There are now in full force and effect duly issued certificates of occupancy permitting the Real Property and improvements located thereon to be legally used and occupied as the same are now constituted. All of the Real Property has permanent rights of access to dedicated public highways. No fact or condition exists which would prohibit or adversely affect the ordinary rights of access to and from the Real Property from and to the existing highways and roads and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress. All Real Property on
                  Schedule 3.11(c) is leased by BMREIC to others. All Real Property owned by BMREIC is listed on Schedule 3.11(c).

                           (ii) There is not (a) any claim of adverse possession
                  or prescriptive rights involving any of the Real Property, (b) any structure located on any Real Property which encroaches on or over the boundaries of neighboring or adjacent properties or (c) any structure of any other party which encroaches on or over the boundaries of any of such Real Property. None of the Real Property is located in a flood plain, flood hazard area, wetland or lakeshore erosion area within the meaning of any law, regulation or ordinance. No public improvements have been commenced and, to BMREIC's knowledge none are planned which in either case may result in special assessments against or otherwise materially adversely affect any Real Property.

                           (iii) BMREIC does not have notice or knowledge of any
                  (a) planned or proposed increase in assessed valuations of any Real Property, (b) Order requiring repair, alteration, or correction of any existing condition affecting any Real Property or the systems or improvements thereat, (c) condition or defect which could give rise to an order of the sort referred to in "(b)" above, (d) underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat (including, but not limited to, inadequacy for normal use of mechanical systems or disposal or water systems at or serving the Real Property), or (e) work that has been done or labor or materials that has or have been furnished to any Real Property during the period of six (6) months immediately preceding the date of this Agreement for which liens could be filed against any of the Real Property.

                           (iv) As to each  parcel  of Real  Property,  Schedule
                  3.11(c) sets forth (a) the location and name of tenant, (b) lease term, (c) monthly rental (both base and additional rent) being paid to BMREIC, and (d) renewal option, if any. Complete and correct copies of all mortgages, deeds of trust, leases and other documents concerning such real property have been made available to BMSBLC.

                  3.11.(d) No Condemnation or Expropriation. Neither the whole nor any portion of the property or any other assets of BMREIC is subject to any order to be sold or is being condemned, expropriated or otherwise taken by any government entity with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed.

                  3.11.(e) Personal Property. Except as set forth on Schedule 3.11(e), BMREIC has good and marketable title to its assets (other than Real Property, which is covered in Section 3.11(c)) free and clear of all encumbrances. BMREIC's machinery, equipment and other tangible assets have been maintained in good working condition (except for normal wear and tear consistent with BMREIC's reported maintenance and repair expenses as a percentage of revenue over the past three years) and are sufficient for the current conduct of the business. BMREIC's accounts receivable represent bona fide obligations arising in the ordinary course of business and are collectible by BMREIC, net of reserves for doubtful accounts reflected on the Latest Balance Sheet. The assets reflected on the Latest Balance Sheet constitute all of the assets, properties and other rights used in the conduct of the business except for those assets acquired or disposed of in the ordinary course of business subsequent to the date of the Latest Balance Sheet.

         3.12. Insurance. Set forth on Schedule 3.12 is a complete and accurate list and description of all forms of insurance presently in effect with respect to the business and properties of BMREIC, true and correct copies of which have heretofore been delivered to BMSBLC. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of BMREIC of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated. There is no claim by BMREIC pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and BMREIC has no knowledge of any basis for denial of any claim under any such policy.

         3.13. Contracts and Commitments. Except as set forth on Schedule 3.13:

                  3.13.(a)  Personal  Property  Leases.  Except  as set forth on
         Schedule 3.13.(a), BMREIC has no leases of personal property involving consideration or other expenditure in excess of $5,000 or involving performance over a period of more than six months.

                  3.13.(b) Purchase Commitments. BMREIC has no purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of six months normal usage, or which are at an excessive price.

                  3.13.(c) Sales Commitments. BMREIC has no sales contracts or commitments except those made in the ordinary course of business, at arm's-length, and no such contracts or commitments are for a sales price which would result in a loss to BMREIC.

                  3.13.(d) Guarantees. Except as set forth on Schedule 3.13.(d), BMREIC has not guaranteed the payment or performance of any person, firm or corporation, agreed to indemnify any person or act as a surety, or otherwise agreed to be contingently or secondarily liable for the obligations of any person.

                  3.13.(e) Loan Agreements. Except as set forth on Schedule 3.13.(e), BMREIC is not obligated under any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, guarantor or otherwise.

                  3.13.(f) Affiliates. Except as disclosed on Schedule 3.13.(f), BMREIC is not a party to any transaction with (a) any shareholder, (b) any employee, officer or director of BMREIC, (c) any relative of any shareholder or of any such employee, officer or director, or (d) any entity, corporation or partnership that, directly or indirectly, is controlled by or under common control with any shareholder or with ;any such employee, officer, director or relative, including without limitation any contract, or other agreement (i) providing for the furnishing of services by such person, (ii) providing for the rental of real or personal property from or to such person, (iii) providing for the guarantee of any obligation of such person, (iv) requiring any payment to such person which will continue beyond the Closing Date, or
         (v) establishing any right or interest of such person in any of the assets or rights of BMREIC.

                  3.13.(g) Other Material Contracts. Schedule 3.13.(g) sets forth a list of contracts (other than real property leases) relating to the business to which BMREIC is a party or to which its respective assets are subject (i) which involve consideration with a value of $50,000 or more, (ii) which will require BMREIC to purchase or provide goods or services for a period of more than 180 days after the Closing Date, (iii) which evidence or provide for any encumbrance on any of its assets, (iv) which guarantee the performance, liabilities or obligations of any other entity, (v) which restrict the ability of BMREIC to conduct any business activities, (vi) which involve any related party, including the shareholder or any affiliate of a shareholder, (vii) which are not in the ordinary course of business,
         (viii) which are subject to termination or modification by any third party as a result of the transactions contemplated by this Agreement, or (ix) which are otherwise material to the business of BMREIC. BMREIC is not in material breach of any agreement set forth on Schedule
         3.13.(g).  True and  complete  copies  of all  agreements  set forth on
         Schedule 3.13.(g) have previously been delivered to BMSBLC.

                  3.13.(h) No Default. BMREIC is not in default under any lease, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of BMREIC's obligations or result in the creation of any Lien on any of the assets owned, used or occupied by BMREIC. No third party is in default under any lease, contract or commitment to which BMREIC is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination, or the right of discretionary termination, thereof.

         3.14. Employment Compensation. Schedule 3.14 contains a true and correct list of all employees to whom BMREIC is paying compensation, including bonuses and incentives, at an annual rate in excess of $25,000 for services rendered or otherwise.

         3.15. Fees, Commissions and Expenses. BMREIC has not paid and is not obligated to pay any brokerage commissions, finders' fees or similar compensation (including any payments to employees of BMREIC, but excluding fees to attorneys and accountants) in connection with the transactions contemplated by this Agreement.

         3.16. Disclosure. No representation or warranty by BMREIC nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of BMREIC pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, disclosure schedule or document delivered by or on behalf of BMREIC shall be deemed representations and warranties by BMREIC.

         3.17. Bank Accounts. Schedule 3.17 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which BMREIC maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the signatories therefore, a description of any compensating balance arrangements, and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

4.       REPRESENTATIONS AND WARRANTIES OF BMSBLC

         BMSBLC makes the following representations and warranties to BMREIC.

         4.1.     Organization and Qualification.

                  4.1.(a) BMSBLC is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin. BMSBLC has all requisite power and authority to own or operate its properties and conduct its business as it is now being conducted. BMSBLC is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not have a material adverse effect on BMSBLC.

                  4.1.(b) BMSBLC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of BMSBLC and, except for the approval of the sole shareholder of BMSBLC no other corporate proceedings on the part of BMSBLC is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by BMSBLC and constitutes a valid and binding agreement of BMSBLC, enforceable against BMSBLC in accordance with its terms.

         4.2. Consents and Approvals. Except as set forth on Schedule 4.2, no filings with, notices to, or approvals of any Governmental Authority are required to be obtained or made by BMSBLC for the consummation by it of the transactions contemplated herein.

         4.3. Litigation. There are no claims, actions, suits or proceedings pending against BMSBLC or, to BMSBLC's best knowledge, threatened against BMSBLC before or by any court or governmental agency which, if adversely determined, individually or in the aggregate, would materially and adversely affect BMSBLC's ability to consummate the transactions contemplated herein. BMSBLC is not presently subject to any injunction, order or other decree of any court of competent jurisdiction.

5.       COVENANTS

         5.1.     Access to Information.

                  5.1.(a) Due Diligence. From the date of this Agreement to the Closing Date, BMREIC shall (i) allow BMSBLC and its representatives to have reasonable access (subject to tenants' rights) to all BMREIC employees, real estate, offices, warehouses and other facilities and property of BMREIC and to its books and records, (ii) permit BMSBLC and its representatives to make such inspections thereof as BMSBLC may reasonably require, and (iii) furnish BMSBLC and its representatives with such financial and operating data, environmental assessments and other information with respect to the business and real property of BMREIC as BMSBLC may from time to time reasonably request; provided that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of BMREIC's business.

                  5.1.(b) Confidentiality. If the transactions contemplated by this Agreement are not consummated, BMSBLC will maintain the confidentiality of all information and materials obtained from BMREIC and will not disclose such information to any third party (other than legal counsel, accountants, advisors and board members), except to the extent disclosure of any such information is authorized by BMREIC or required by law. BMREIC acknowledges that the terms and conditions of this Agreement are confidential, and it agrees not to disclose such information to any third party without the prior written consent of BMSBLC.

         5.2. Conduct of Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by BMSBLC, BMREIC shall:

                  5.2.(a) conduct its business only in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and maintain working capital at current levels subject to normal fluctuation consistent with past experience;

                  5.2.(b) maintain in all material respects all of the structures, equipment and other tangible personal property of its business in its present condition, except for ordinary wear and tear and damage by unavoidable casualty;

                  5.2.(c) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to its business;

                  5.2.(d) perform in all material respects all obligations under leases, agreements, contracts and instruments relating to or affecting its business;

                  5.2.(e) maintain the books of account and records of its business in the usual, regular and ordinary manner;

                  5.2.(f) comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the conduct of its business;

                  5.2.(g) not create or permit the creation of any encumbrance on the assets of BMREIC;

                  5.2.(h) not enter into or modify any contract obligating BMREIC to purchase goods or services for a period of 180 days or more, or sell, lease, license or otherwise dispose of any asset of its business (other than dispositions of obsolete assets and inventory in the ordinary course of business) or acquire any substantial assets other than the acquisition of replacement assets, inventory and supplies to be used in its business;

                  5.2.(i) not declare or pay any dividend or other distribution on the Shares, except usual and customary dividends in the ordinary course of business;

                  5.2.(j) not issue, sell or pledge, or authorize to propose the issuance, sale or pledge of (i) additional shares of capital stock of any class, or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities; or (ii) any other securities in respect of, in lieu of or in substitution for, capital stock outstanding on the date hereof;

                  5.2.(k) purchase or otherwise acquire, or proposed to purchase or otherwise acquire, any of its outstanding securities;

                  5.2.(l) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to, any merger, consolidation or business combination (other than the Merger), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any release or relinquishment of any material contract rights, not in the ordinary course of business;

                  5.2.(m) propose or adopt any amendments to its Articles of Incorporation or bylaws;

                  5.2.(n) acquire, dispose of, encumber or relinquish any material asset other than the sale of real properties in accordance with the terms of any option to purchase;

                  5.2.(o) waive, compromise or settle any right or claim that would adversely affect the ownership, operation or value of any asset; or

                  5.2.(p) agree in writing or otherwise to take any of the foregoing actions or any action which would make any representation or warranty in this Agreement untrue or incorrect.

         5.3. Efforts to Consummate Transaction. Subject to the terms and conditions herein provided and to the fiduciary duties of the Boards of Directors of the parties under applicable law, the parties shall take or cause to be taken all actions required to consummate the transactions contemplated hereby, including without limitation such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third-party approvals and consents required to be obtained in connection with the consummation of the transactions contemplated by this Agreement.

         5.4. Title Insurance. Not less than 15 days prior to the Closing, BMREIC shall provide to BMSBLC title insurance commitments, issued by a title insurance company or companies reasonably satisfactory to BMSBLC, agreeing to issue to BMSBLC standard form owner's policies of title insurance with respect to all Real Property, together with a copy of each document to which reference is made in such commitments. Such policies shall be standard ALTA Form 1992 owner's policies in the full fair market value thereof, insuring good and marketable title thereto (expressly including all easements and other appurtenances). All policies shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as shall be reasonably acceptable to BMSBLC, and shall contain such endorsements as BMSBLC shall reasonably request (including, but not limited to, an endorsement over rights of creditors, if requested by BMSBLC or BMSBLC's lender). The cost of such title insurance shall be divided equally by BMSBLC and BMREIC.

         5.5. Surveys. Not less than fifteen (15) days prior to the Closing, BMREIC shall provide to BMSBLC surveys of all BMREIC Real Property prepared in accordance with ALTA/ACSM 1997 standards (including all Table A items other than item 5), each dated no more than thirty (30) days prior to the Closing and each detailing the legal description, the perimeter boundaries, all improvements located thereon, all easements and encroachments affecting each such parcel of Real Property and such other matters as may be reasonably requested by Buyer or the title insurance companies, each containing a surveyor certificate reasonably acceptable to BMSBLC and the title insurance companies, and each prepared by a registered land surveyor in the state where the Real Property is located satisfactory to BMSBLC. The cost of such surveys shall be divided equally between BMSBLC and BMREIC.

         5.6. Merger Expenses. Immediately prior to Closing, BMREIC shall pay, and shall indemnify, defend and hold BMSBLC harmless from and against, each of the following:

                  (i) Title Insurance Premiums and Surveys. Fifty percent (50%) of the premiums for the issuance of the title insurance policies issued pursuant to Section 5.4 hereof, and fifty percent (50%) of the cost of surveys performed pursuant to Section 5.5.

                  (ii) Professional Fees. All other fees and expenses of BMREIC, including legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby.

         5.7. Dividends Paid by BMREIC. Immediately prior to the Closing, BMREIC shall pay all of its taxable income generated from January 1, 1998 (as reduced by the payments described in Section 5.6(i) and 5.6(ii)) to its shareholders as a dividend, provided, that BMREIC shall not be responsible for the payment of such expenses in excess of the taxable income (as reduced by the payment of such expenses) immediately prior to the payment of any dividend. Any of such expenses not paid by BMREIC pursuant to the foregoing shall become the liability of BMSBLC and BMREIC shall have no responsibility for payment therefor.

6.       CONDITIONS PRECEDENT TO BMSBLC'S OBLIGATIONS

         Each and every obligation of the BMSBLC to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of each of the following conditions:

         6.1. Representations and Warranties True as of the Closing Date. Each of the representations and warranties made by BMREIC in this Agreement, and the statements contained in the Schedules attached hereto or in any instrument, list, certificate or writing delivered by BMREIC pursuant to this Agreement, shall be true and correct in all material respects when made and, to the best knowledge of BMREIC, shall be true and correct in all material respects at and as of the Closing Date.

         6.2. Compliance With Agreement. BMREIC shall have in all material respects performed and complied with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date.

         6.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Governmental Authority shall have been commenced, against BMREIC or any of the affiliates, officers or directors of BMREIC, with respect to the transactions contemplated hereby.

         6.4.   Consents  and  Approvals.   All  governmental  and  third  party
approvals, consents and waivers that are required to effect the transactions contemplated hereby and the releases of all encumbrances to be removed prior to Closing shall have been received, executed and delivered to the BMSBLC at Closing.

         6.5. Due Diligence. BMSBLC shall have completed to its satisfaction its review of BMREIC's business and customers, including enviromental matters, title matters, building conditions, building vacancies and other matters deemed significant by BMSBLC.

         6.6.  Shareholder   Approval.   This  Agreement  and  the  transactions
contemplated hereby shall have been approved by the affirmative vote of the shareholders of BMREIC by the requisite vote.

         6.7. Appraisals. BMSBLC shall have obtained appraisals on the Real Property that are reasonably satisfactory to BMSBLC and its lenders.

         6.8.  Financing.   BMSBLC  shall  have  obtained  financing  reasonably
satisfactory to BMSBLC that would allow financing in the minimum amount of $[20,000,000] to consist of loans on the Real Property.

         6.9. Dissenters' Rights. The holders of not more than 5% of the outstanding shares of common stock of BMREIC shall have exercised their rights of dissenting shareholders pursuant to Sections 180.1301 through 180.1331 of the WBCL.

7.       CONDITIONS PRECEDENT TO BMREIC'S OBLIGATIONS

         Each and every obligation of BMREIC to be performed on the Closing Date shall be subject to the satisfaction prior to or at the Closing of the following conditions:

         7.1. Representations and Warranties True on the Closing Date. Each of the representations and warranties made by BMSBLC in this Agreement shall be true and correct in all material respects when made and shall be true and correct in all material respects at and as of the Closing Date.

         7.2. Compliance With Agreement. BMSBLC shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement which are to be performed or complied with by BMSBLC prior to or on the Closing Date.

         7.3. Tax Opinion. BMREIC shall have received an opinion from Weiss Berzowski Brady & Donahue dated the Closing Date, opining that, in effect, BMREIC shall not incur taxable income upon the Merger to the extent that BMSBLC distributes cash to the stockholders of BMREIC pursuant to the Merger and that the stockholders of BMREIC shall be subject to capital gains treatment with respect to the consideration received pursuant to the Merger.

8.       TERMINATION

         8.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time, notwithstanding approval thereof by the shareholders of BMREIC and BMSBLC, prior to the Effective Time:

                  8.1.(a) by mutual written consent duly authorized by the Boards of Directors of BMREIC and BMSBLC;

                  8.1.(b) by BMSBLC or BMREIC if the Effective Time will not have occurred on or before June 30, 1998

                  8.1.(c) by BMSBLC or BMREIC if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or if litigation or proceedings shall be pending that are reasonably likely to result in any of the foregoing;

                  8.1.(d) by BMREIC, if BMSBLC shall not have performed all obligations required to be performed by it under this Agreement, except where any failures to perform would, in the aggregate, not materially impair or delay the ability of BMREIC to effect the Merger;

                  8.1.(e) by BMSBLC, if BMREIC shall not have performed all obligations required to be performed by it under this Agreement, except where any failures to perform would, in the aggregate, not materially impair or delay the ability of BMSBLC to effect the Merger;

                  8.1.(f) by BMREIC, if there shall have been a breach by BMSBLC of any of its covenants contained herein or if any representation or warranty made by BMSBLC is untrue in any material respect;

                  8.1.(g) by BMSBLC, if there shall have been a breach by BMREIC of any of its covenants contained herein or if any representation or warranty made by BMREIC is untrue in any material respect.

         8.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of Section 5.1(b). The termination and abandonment of this Agreement pursuant to Paragraph 8.1 is the sole remedy available to either party upon the occurrence of any events set forth in Paragraph 8.1(a) through (g) and in no case shall BMREIC be liable for damages or specific performance to this contract.

9.       CLOSING

         The Closing shall take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, at 10 A.M. on May 15, 1998, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date."

         9.1. Documents to be Delivered by BMREIC. At the Closing, BMREIC shall deliver to BMSBLC the following documents, in each case duly executed or otherwise in proper form:

                  9.1.(a) Compliance Certificate. A certificate signed by the chief executive officer of BMREIC that (i) to the best knowledge of BMREIC, each of the representations and warranties made by BMREIC in this Agreement is true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by BMSBLC); (ii) that BMREIC has performed and complied with all of BMREIC's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date; and (iii) that BMREIC has paid its share of the expenses of the Merger as required by Section 5.6 (with a list of such expenses and proof of payment attached thereto) and that there are no other expenses to be paid in connection with the Merger, except for BMSBLC's share of such expenses pursuant to Sections 5.6 and 5.7, if applicable.

                  9.1.(b) Opinion of Counsel. A written opinion of The Schroeder Group, S.C., counsel to BMREIC, dated as of the Closing Date, addressed to BMSBLC, substantially in the form of Exhibit B hereto.

                  9.1.(c) Certified Board Resolutions. Certified copies of the resolutions of the Board of Directors of BMREIC authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  9.1.(d) Shareholder Resolutions. Copies of the resolutions of the shareholders of BMREIC authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  9.1.(e) Title Policies. Good and valid title insurance policies or, in final form, irrevocable title insurance binders, dated as of the Closing Date, conforming to the specifications set forth in
         Section 5.4 hereof.

                  9.1.(f) Other Documents. All other documents, instruments or writings required to be delivered to BMSBLC at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as BMSBLC may reasonably request.

         9.2. Documents to be Delivered by BMSBLC. At the Closing, BMSBLC shall deliver to BMREIC the following documents, in each case duly executed or otherwise in proper form:

                  9.2.(a) Compliance Certificate. A certificate signed by the Chief Executive Officer of BMSBLC that the representations and warranties made by BMSBLC in this Agreement are true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date (except for any changes permitted by the terms of this Agreement or consented to in writing by BMREIC), and that BMSBLC has performed and complied with all of BMSBLC's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date.

                  9.2.(b) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to BMSBLC, dated as of the Closing Date, addressed to BMREIC, in substantially the form of Exhibit C hereto.

                  9.2.(c) Certified Board Resolutions. A certified copy of the resolutions of the Board of Directors of BMSBLC authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  9.2.(d) Shareholder Resolutions. A copy of the resolutions of the sole shareholder of BMSBLC authorizing the approving this Agreement and the consummation of the transactions contemplated by this Agreement.

                  9.2.(e) Other Documents. All other documents, instruments or writings required to be delivered to BMREIC at or prior to the Closing pursuant to this Agreement and such other certificates of authority and documents as BMREIC may reasonably request.

10.      MISCELLANEOUS

         10.1. Fees and Expenses. Subject to Sections 5.6 and 5.7, BMREIC will pay for all of its fees and expenses incurred with respect to the transactions contemplated hereby, and BMSBLC will pay for all of its costs and expenses, including all real estate transfer taxes, if any.

         10.2. Disclosure Schedule. The Disclosure Schedule attached hereto shall not vary, change or alter the language of the representations and warranties contained in this Agreement.

         10.3. Further Assurance. From time to time, at BMSBLC's request and without further consideration, BMREIC will execute and deliver to BMSBLC such documents and take such other action as BMSBLC may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         10.4. Disclosures and Announcements. Announcements concerning the transactions provided for in this Agreement by BMSBLC or BMREIC shall be subject to the approval of the other parties in all essential respects, except that approval of BMREIC shall not be required as to any statements and other information which BMSBLC or its parent, Bando McGlocklin Capital Corporation, may be required by law to disclose.

         10.5. Nonsurvival of Representations, Warranties and Covenants. All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger.

         10.6. Notices. Any and all notices or other communications or deliveries required or permitted to be given or made pursuant to any of the provisions of this Agreement shall be deemed to have been duly given or made for all purposes if (i) hand delivered, (ii) sent by a nationally recognized overnight courier or (iii) sent by telephone facsimile transmission (with prompt oral confirmation of receipt) as follows:

         If to BMSBLC:

                  Bando McGlocklin Small Business Lending Corporation W239 N1700 Busse Road
                  Waukesha, Wisconsin  53188
                  Attention:        George S. Schonath, President
                  Telecopy No.:     (414) 523-4193

                  With a copy to:

                  Foley & Lardner
                  777 East Wisconsin Avenue
                  Milwaukee, WI 53202-5367
                  Attention:        Phillip J. Hanrahan
                  Telecopy No.:     (414) 297-4900

         If to BMREIC:

                  Bando McGlocklin Real Estate Investment Corporation W239 N1700 Busse Road
                  Waukesha, WI  53188
                  Attention:        Scott Kestly, President
                  Telecopy No.:     (414) 523-4193

         With a copy to:

                  The Schroeder Group, S.C.
                  Attorneys at Law
                  Crossroads Center
                  20700 Swenson Drive, Suite 250
                  Waukesha, WI  53186
                  Attention:        Stuart R. Schroeder
                  Telecopy No.:     (414) 797-8020

or at such other address as any party may specify by notice given to the other party in accordance with this Section 10.6. The date of giving of any such notice shall be the date of hand delivery, the date sent by telephone facsimile, and the day after delivery to the overnight courier service; provided, however, that the notice is actually received.

         10.7. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

         10.8. Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended and the terms hereof may be waived only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.

         10.9. Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

         10.10. Entire Agreement. This instrument embodies the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

         10.11. Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                                   BANDO MCGLOCKLIN SMALL
                                   BUSINESS LENDING CORPORATION


                                   By:      _____/s/_________________________
                                            Its:     ___________________________



                                   BANDO MCGLOCKLIN REAL ESTATE
                                   INVESTMENT CORPORATION


                                   By:      __/s/____________________________
                                            Its:     ___________________________

                                                                       EXHIBIT A

                                 PLAN OF MERGER

         THIS PLAN OF MERGER ("Plan of Merger") is entered into as of July 14, 1998, by and between BANDO McGLOCKLIN SMALL BUSINESS LENDING CORPORATION, a Wisconsin corporation and wholly-owned subsidiary of Bando McGlocklin Capital Corporation ("BMSBLC") and BANDO McGLOCKLIN REAL ESTATE INVESTMENT CORPORATION, a Wisconsin corporation ("BMREIC").


                              W I T N E S S E T H :

         WHEREAS, the authorized capital stock of BMSBLC consists of 9,000 shares of Common Stock, no par value ("BMSBLC Common Stock"); and

         WHEREAS, the authorized capital stock of BMREIC consists of 1,000,000 shares of Common Stock, no par value ("BMREIC Common Stock") of which 483,023 shares of BMREIC Common Stock are issued and outstanding; and

         WHEREAS, the respective boards of directors of BMSBLC and BMREIC and the respective shareholders of BMSBLC and BMREIC deem it to be desirable and in the best interest of the respective corporations that the two corporations merge into a single corporation (the "Merger"), and, pursuant to resolutions duly adopted, the boards of directors of BMSBLC and BMREIC and the shareholders of BMSBLC and BMREIC have approved and adopted an Agreement and Plan of Merger dated as of April 1, 1998 ("Merger Agreement"), and have approved and adopted this Plan of Merger.

         NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

         1.1 Merger. In accordance with the provisions of the Wisconsin Business Corporation Law ("WBCL") on the Effective Time (defined below) of the Merger, BMREIC shall be merged with and into BMSBLC, with BMSBLC being the surviving corporation (in its capacity as such surviving corporation BMSBLC is hereinafter sometimes referred to as the "Surviving Corporation", and BMREIC and BMSBLC are hereinafter sometimes referred to collectively as the "Constituent Corporations"), and as such BMSBLC shall continue to be governed by the laws of the State of Wisconsin.

         I.2 Effective Time. The Articles of Merger (including this Plan of Merger) will be executed, adopted, and approved in accordance with the WBCL and filed with the Wisconsin Department of Financial Institutions on or before the Closing (as defined herein). The closing of the Merger will occur on July 10, 1998, or such other date as may be mutually agreed by the parties ("Closing"). The Merger shall become effective upon receipt by the Wisconsin Department of Financial Institutions ("Effective
Time"). The actions described above shall be conclusive evidence, for all purposes of this Plan of Merger, of compliance with all conditions precedent.

         I.3. Continuation of Corporate Existence. Except as may otherwise be set forth herein, at the Effective Time, the corporate existence and identity of BMSBLC, with all its purposes, powers, franchises, privileges, rights, and immunities shall continue under the laws of the State of Wisconsin, unaffected and unimpaired by the Merger, and the corporate existence and identity of BMREIC, with all its purposes, powers, franchises, privileges, rights and immunities, shall be merged with and into BMSBLC and the Surviving Corporation shall be vested fully therewith, and the separate corporate existence and identity of BMREIC shall thereafter cease, except to the extent continued by applicable law. At the Effective Time, the Surviving Corporation shall have the following rights and obligations:

                           (a) The  Surviving  Corporation  shall  have  all the
                  rights, privileges, immunities, and powers, and shall be subject to all of the duties and liabilities, of a corporation organized under the laws of the State of Wisconsin.

                           (b) The Surviving Corporation shall succeed to, without other transfer, and shall possess and enjoy, all of the rights, privileges, immunities, powers, purposes, and franchises, of both a public and private nature, of the Constituent Corporations and all property, real, personal and mixed, and all debts due to either of the Constituent
                  Corporations on whatever account and all other choses in action, and every other interest of or belonging to either of the Constituent Corporations shall be deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and shall thereafter be the property of the Surviving Corporation as they were of the respective Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of said Constituent Corporations shall not revert or be in any way impaired by reason of the Merger.

                           (c) The Surviving  Corporation  shall  thenceforth be
                  responsible   and   liable   for   all   debts,   liabilities,
                  obligations, and duties of either of the Constituent Corporations, and any claim existing or acting or proceeding pending by or against either Constituent Corporation may be prosecuted as if the merger had not occurred, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of either Constituent Corporation shall be impaired by the Merger.

         I.4. Additional Actions. If at any time the Surviving Corporation shall deem or be advised that any further transfers, assignments, conveyances, assurances in law, or other acts or things are necessary or desirable to vest or confirm in the Surviving Corporation the title to any property or assets of either of the Constituent Corporations, each Constituent Corporation and its proper officers and directors shall execute and deliver any and all such proper transfers, assignments, conveyances, and assurances in law, and shall do all other acts and things as are necessary or proper to vest or confirm title to such property and assets in the Surviving Corporation and to otherwise carry out the purposes and intent of the Merger Agreement and this Plan of Merger.

                                   ARTICLE II

                              CORPORATE GOVERNANCE

         2.1. Articles of Incorporation. The Articles of Incorporation of BMSBLC in effect at the Effective Time shall constitute the Articles of Incorporation of the Surviving Corporation until amended, altered, or repealed in the manner provided by law.

         2.2. Bylaws. The Bylaws of BMSBLC in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until amended, altered, or repealed.

         2.3. Directors. At the Effective Time, the board of directors of BMSBLC shall be the directors of the Surviving Corporation until the next annual meeting of shareholders of the Surviving Corporation or until their respective successors are elected and qualified.

         2.4. Officers. At the Effective Time, the officers of BMSBLC shall be the officers of the Surviving Corporation and shall hold office subject to the Bylaws of the Surviving Corporation.

                                   ARTICLE III

                              CONVERSION OF SHARES;
                         PAYMENT OF OTHER CONSIDERATION

         3.1. Conversion of Shares. At the Effective Time, but subject to the provisions of Sections 180.1301 through 180.1331 of the WBCL with respect to the rights of dissenting shareholders of BMREIC, the manner of exchanging the outstanding Common Stock of the Constituent Corporations shall be as follows:

                           (a) Conversion of BMREIC Common Stock.  Each share of
                  BMREIC Common Stock outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without action on the part of the holder thereof, be converted into the right to receive $10.65 per share of BMREIC Common Stock (the "Merger Consideration").

                           (b) Cancellation of Shares. All BMREIC Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger

                  Consideration to be issued in consideration therefor upon the surrender of such certificate in accordance with Section 3.2, without interest.

                           (c) BMSBLC Common Stock.  Each Share of BMSBLC Common
                  Stock outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, remain issued and outstanding stock of the Surviving Corporation.

                           (d) Other  Rights.  All options,  warrants,  or other
                  rights to acquire shares of BMREIC's Common Stock, or instruments convertible into shares of BMREIC's Common Stock, will have been exercised or terminated on or before the Effective Time, or if not so exercised, will terminate upon effectiveness of the Merger.

         3.2.     Exchange of Certificates.

                  (a) Exchange Procedures. As soon as reasonably practicable after the Effective Time, BMSBLC shall deliver to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of BMREIC Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to BMSBLC and shall be in such form and have such other provisions as BMSBLC and BMREIC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to BMSBLC, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange the Merger Consideration in the form of funds made payable to the holder of such Certificate and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by this Section 3.2.

                  (b) No Further Ownership Rights in BMREIC Common Stock. The Merger Consideration issued upon the surrender for exchange of shares of BMREIC Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of BMREIC Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation they shall be canceled and exchanged as provided in this Plan of Merger.

                  (c) No Liability. Neither BMSBLC nor BMREIC shall be liable to any holder of shares of BMREIC Common Stock for such shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE IV

                     CONDITIONS; TERMINATION; MISCELLANEOUS

         4.1.   Conditions  to  the  Merger.   Consummation  of  the  Merger  is
conditioned upon the fulfillment or waiver of the conditions precedent set forth in Articles 6 and 7 of the Merger Agreement.

         4.2. Termination. This Plan of Merger may be terminated at any time on or before the Effective Time by mutual agreement of BMSBLC and BMREIC. If the Merger Agreement is terminated in accordance with Article 8 thereof, then this Plan of Merger will terminate simultaneously and the Merger will be abandoned without further action by BMSBLC and BMREIC.

         4.3. Amendment; Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of BMREIC and BMSBLC at any time prior to the Effective Time.

         4.4. .Assignment; Parties in Interest. This Plan of Merger shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and assigns, but shall not be assigned by the parties hereto, by operation of law or otherwise, without the prior written consent of the other party. Nothing in this Plan of Merger, expressed or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Plan of Merger.

         4.5. Entire Agreement. Except as otherwise provided therein, this Plan of Merger and the Merger Agreement supersede any other agreement, whether written or oral, that may have been made or entered into by BMSBLC and BMREIC or by any officer or officers of such parties relating to the transactions contemplated thereunder. This Plan of Merger and the Merger Agreement constitute the entire agreement by the respective parties relating to the transactions contemplated thereunder, and there are no agreements or commitments with respect to such transactions except as set forth herein and in the Merger Agreement.

         4.6. Captions and Counterparts. The captions in the Plan of Merger are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Plan of Merger. This Plan of Merger may be executed in several counterparts, each of which shall constitute one and the same instrument.

         4.7. Governing Law. This Plan of Merger shall be construed and interpreted in accordance with the laws of the State of Wisconsin without regard to the conflicts of laws rules.

                [The next page following is the signature page.]

         IN WITNESS WHEREOF, each of the Constituent Corporations has caused this Plan of Merger to be executed on its behalf by its respective officers hereunto duly authorized as of the date first above written.

                                     BANDO McGLOCKLIN SMALL
                                     BUSINESS LENDING CORPORATION

                                     By:
                                                  Its:_/s/______________________

                                     BANDO McGLOCKLIN REAL ESTATE
                                     INVESTMENT CORPORATION

                                     By:
                                                  Its:_/s/_____________________